Northland Cranberries, Inc. Revolving Credit Note

                                                            Chicago, Illinois
   $75,000,000                                                October 3, 1997

               On the Revolving Credit Termination Date (as defined in the Credit Agreement referred to below), for value received, the undersigned, Northland Cranberries, Inc., a Wisconsin corporation (the "Company"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank"), at the principal office of the Bank in Chicago, Illinois, the principal sum of (i) Seventy-Five Million Dollars ($75,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

               This Note evidences indebtedness loans constituting part of a "Domestic Rate Portion", Offered Rate Portions and "LIBOR Portions" as such terms are defined in that certain Amended and Restated Credit Agreement dated as of October 3, 1997 by and between the Company and Harris Trust and Savings Bank (the "Credit Agreement") made and to be made to the Company by the Bank under the Revolving Credit provided for under the Credit Agreement and the Company hereby promises to pay interest at the office specified above on each loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

               Each loan made under the Revolving Credit provided for in the Credit Agreement by the Bank to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Domestic Rate Portion, an Offered Rate Portion or an LIBOR Portion and the interest rates and interest periods applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Bank shall be prima facie evidence of the unpaid balance of this Note and the status of each loan from time to time as part of a Domestic Rate Portion, an Offered Rate Portion or an LIBOR Portion and the interest rates and interest periods applicable thereto, absent manifest error.

               This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by the Collateral Documents (as defined in the Credit Agreement), including without limitation a Security Agreements Re: Crops, from the Company, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity upon the occurrence of an Event of Default specified in the Credit Agreement, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

               This Note is issued in substitution and replacement for, and evidences in part the indebtedness previously evidenced by, that certain Revolving Credit Note of the Company dated June 6, 1995 payable to the order of the Bank in the face principal amount of $21,000,000 and that certain Acquisition Credit Note of the Company dated June 6, 1995 payable to the order of the Bank in the face principal amount of $18,000,000.

               This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflict of law.

               The Company hereby waives presentment for payment and demand.

                                             Northland Cranberries, Inc.



                                             By   /s/ John Swendrowski
                                                  John Swendrowski
                                                  Its Chief Executive Officer